                                                                                                                     Exhibit 12
                                                         McDONALD'S CORPORATION
                                                 STATEMENT RE:  COMPUTATION OF RATIOS
                                                              In Millions

                                                          Quarters
                                                      Ended March 31,                   Years Ended December 31,
                                                    -------------------    --------------------------------------------------
                                                      1997       1996       1996       1995       1994       1993       1992
                                                      ----       ----       ----       ----       ----       ----       ----
     EARNINGS AVAILABLE FOR FIXED CHARGES
     - Income before provision for income taxes       $515.7     $452.1   $2,251.0   $2,169.1   $1,886.6   $1,675.7   $1,448.1

     - Minority interest in operating results of
       majority-owned subsidiaries, including
       fixed charges related to redeemable
       preferred stock, less equity in
       undistributed operating results of
       less-than-50% owned affiliates                    8.1        4.0       39.6       19.6        6.6        6.9        5.3

     - Provision for income taxes of 50% owned
       affiliates included in consolidated income
       before provision for income taxes                19.1       22.4       73.2       73.3       34.9       34.2       29.4

     - Portion of rent charges (after reduction
       for rental income from subleased
       properties) considered to be representative
       of interest factors*                             35.5       29.6      130.9      103.8       83.4       71.6       70.1

     - Interest expense, amortization of debt
       discount and issuance costs, and
       depreciation of capitalized interest*           115.5       96.6      392.2      388.8      346.0      358.0      413.8
                                                   ---------------------------------------------------------------------------
                                                      $693.9     $604.7   $2,886.9   $2,754.6   $2,357.5   $2,146.4   $1,966.7
                                                   ===========================================================================
     FIXED CHARGES
     - Portion of rent charges (after reduction
       for rental income from subleased
       properties) considered to be representative
       of interest factors*                            $35.5      $29.6     $130.9     $103.8      $83.4      $71.6      $70.1

     - Interest expense, amortization of debt
       discount and issuance costs, and fixed
       charges related to redeemable preferred
       stock*                                          113.7      100.4      410.4      403.4      343.9      349.3      405.4

     - Capitalized interest*                             4.1        4.5       23.5       22.8       21.0       20.7       20.5
                                                   ---------------------------------------------------------------------------
                                                      $153.3     $134.5     $564.8     $530.0     $448.3     $441.6     $496.0
                                                   ===========================================================================
     RATIO OF EARNINGS TO FIXED CHARGES                 4.53       4.50       5.11       5.20       5.26       4.86       3.96
                                                   ===========================================================================

     *Includes amounts of the Registrant and its majority-owned subsidiaries, and one-half of the amounts of 50%-owned affiliates.
     /TABLE
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